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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

The Tube Media Corp F/K/A AGU Entertainment Corp
(Name of Issuer)
Common Stock, Par Value $.0001
(Title of Class of Securities)
898561 105
(CUSIP Number)
3/24/06
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☑ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.	898561 105

1	NAMES OF REPORTING PERSONS: Ned L. Siegel

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		250,000

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		None

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		250,000

WITH:	8	SHARED DISPOSITIVE POWER:

		None

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	250,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

Page 2 of 6 pages

ITEM 1.

(a)	Name of Issuer

The Tube Media Corp.

(b)	Address of Issuer’s Principal Executive Offices

1451 West Cypress Creek Road
Ft. Lauderdale, FL 33309
ITEM 2.

(a)	This Statement is filed by:
Ned L. Siegel

(b)	The business address is 5000 T-Rex Ave., Suite 150, Boca Raton, FL 33431

(c)	Mr. Siegel is a citizen of the United States.

(d)	Title of Class of Securities

Common Stock, par value $0.0001

(e)	CUSIP Number

898561 10 5
ITEM 3.

N/A
ITEM 4.     OWNERSHIP
     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)	Amount beneficially owned: 250,000

(b)	Percent of class: .9% (1)

(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote: 250,000.

(ii)	Shared power to vote or to direct the vote: 0.

(iii)	Sole power to dispose or to direct the disposition of: 250,000.

(iv)	Shared power to dispose or to direct the disposition of: 0.
     (l)Based upon 27,292,841 shares of common stock outstanding as of May 31, 2006 as reported in the issuer’s Schedule 14A filed with the Securities and Exchange Commission on June 16, 2006.
ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
No longer an owner of Five Percent or more of any class.
ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
N/A
ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
N/A
ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
N/A
ITEM 9.     NOTICE OF DISSOLUTION OF GROUP
N/A
ITEM 10.     CERTIFICATION
N/A
SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: July 21, 2006

/s/ Ned L. Siegel
Ned L. Siegel

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